UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2020

The Kraft Heinz Company

(Exact name of registrant as specified in its charter)

Commission File Number: 001-37482

Delaware	46-2078182
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania 15222

(Address of principal executive offices, including zip code)

(412) 456-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	KHC	The Nasdaq Stock Market LLC

Item 1.01.	Entry into a Material Definitive Agreement.

Extension of the Credit Agreement

On March 23, 2020, The Kraft Heinz Company (“Kraft Heinz”), together with our 100% owned operating subsidiary, Kraft Heinz Foods Company (the “Company”) entered into an extension letter agreement (the “Extension Agreement”) with respect to the Credit Agreement dated as of July 6, 2015 among the Company, Kraft Heinz, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Europe Limited, as London agent, and the other financial institutions party thereto (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), which provides for a $4.0 billion senior unsecured revolving credit facility (the “Senior Credit Facility”).

In connection with the Extension Agreement, the Company extended the maturity date of $3.9 billion of the revolving loans and commitments under the Credit Agreement from July 6, 2023 to July 6, 2024. The revolving loans and commitments of each lender that did not agree to the Extension Agreement shall continue to terminate on the existing maturity date of July 6, 2023.

The obligations under the Credit Agreement continue to be guaranteed by the Company in the case of indebtedness and other liabilities of any subsidiary borrower and by Kraft Heinz in the case of indebtedness and other liabilities of any subsidiary borrower and the Company.

The foregoing description of the Extension Agreement is qualified in its entirety by reference to the full text of the Extension Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.	Other Events.

Borrowings under Senior Credit Facility

As of December 28, 2019, no amounts were drawn on the Company’s Senior Credit Facility. On March 12, 2020, the Company provided notice to its lenders to borrow the full available amount under its Senior Credit Facility so that a total of $4.0 billion is currently outstanding. This action was a precautionary measure to preserve financial flexibility in light of the current uncertainty in the global economy resulting from the novel coronavirus pandemic (“COVID-19”).

The information provided in Item 1.01 above is incorporated herein by reference.

Changes in Segment Reporting

As previously described in our Annual Report on Form 10-K for the year ended December 28, 2019, prior to the reorganization of our segments in the first quarter of our fiscal year 2020, we managed and reported our operating results through four segments. We had three reportable segments defined by geographic region: United States, Canada, and Europe, Middle East, and Africa (“EMEA”). Our remaining businesses were combined and disclosed as “Rest of World.” Rest of World comprised two operating segments: Latin America and Asia Pacific (“APAC”).

During the third quarter of our fiscal year 2019, certain organizational changes were announced that impacted our fiscal year 2020 internal reporting and reportable segments. As a result of these changes, we combined our EMEA, Latin America, and APAC zones to form the International zone. In addition, we moved our Puerto Rico business from the Latin America zone to the United States zone to consolidate and streamline the management of our product categories and supply chain.

Therefore, effective in the first quarter of 2020, we manage and report our operating results through three reportable segments defined by geographic region: United States, International, and Canada.

We are furnishing supplemental historical segment financial information, which conforms to the new reportable segment structure, in the exhibit included as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished with this Current Report on Form 8-K.

Exhibit No.	Description

10.1

Extension Letter Agreement, entered into as of March 23, 2020, with respect to the Credit Agreement dated as of July 6, 2015 (as amended, supplemented or otherwise modified from time to time), by and among the Company, Kraft Heinz, the banks, financial institutions and other institutional lenders party thereto, the Issuing Banks, JPMorgan Chase Bank, N.A., as Administrative Agent and J.P. Morgan Europe Limited, as London agent for the Lenders.

99.1

Supplemental Historical Financial Information by New Reportable Segments for the years ended December 28, 2019, December 29, 2018, and December 30, 2017, and for each of the three months ended March 30, 2019, June 29, 2019, September 28, 2019, and December 28, 2019.

104	The cover page from The Kraft Heinz Company’s Current Report on Form 8-K dated March 23, 2020, formatted in inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Kraft Heinz Company

Date: March 23, 2020	By:	/s/ Paulo Basilio
Paulo Basilio
Global Chief Financial Officer